EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Dec. 18, 2014 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) and (Nasdaq:DGICB) reported that its board of directors declared a regular quarterly cash dividend of $.1315 per share of the Company's Class A common stock and $.1160 per share of the Company's Class B common stock. The dividends are payable on February 16, 2015 to stockholders of record as of the close of business on February 2, 2015.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective consolidator of small to medium-sized "main street" property and casualty insurers, Donegal Group Inc. has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

As reported by Forbes in April 2014, Donegal Group Inc. was named to a list of America's 50 Most Trustworthy Financial Companies for 2014, ranking the Company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's investor website at http://investors.donegalgroup.com.

CONTACT: For Further Information:
         Jeffrey D. Miller
         Executive Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com